Exhibit 10.1

February 7, 2024

Girish Satya

Re: Offer of Employment by Zevia PBC

Dear Girish,

I am very pleased to confirm our offer to you of employment with Zevia PBC (the “Company”). Your estimated start date will be February 21, 2024, or such other day as is mutually agreed upon. This offer and your employment relationship will be subject to the terms and conditions in this letter. The Company reserves the right to modify job titles, reporting structures, wages, and benefits from time to time as it deems necessary and appropriate.

1.
You will report to the Chief Executive Officer. Your job title will be Chief Financial Officer. Your principal place of employment will be your home as it is understood and agreed for you to work remotely with travel to the Company's headquarters on an as-needed basis. You will be reimbursed for your travel expenses consistent with Company policy for all such travel.

2.
As a regular full-time employee, you will be paid on a semi-monthly basis at an annual rate of $400,000 less payroll deductions and all required withholdings. The position is classified as exempt from the overtime provisions of state and federal law, which means you will not be paid overtime compensation. Your position will be subject to job performance reviews.

3.
You will also be eligible to earn discretionary merit-based compensation and the Company reserves the right to modify its plan for such potential additional compensation as circumstances change. Subject to your continuing employment with the Company through the bonus earning date, you will be eligible to earn a bonus upon your achieving certain milestones that will be determined by the Company’s Compensation Committee. For 2024, your merit-based compensation has an annual target of 75% of your annual salary (subject to a pro-rata amount based on hired date); provided, that, notwithstanding achievement of applicable performance goals, your annual merit-based compensation for 2024 will be a minimum of $175,000.

4.
Subject to the approval of the Company’s Compensation Committee of the Board of Directors (the “Compensation Committee”), you will be eligible to receive the following long-term incentive (LTI) program awards under the Zevia PBC 2021 Equity Incentive Plan (the “Plan”): an LTI award with a grant date value of approximately $600,000, which consists of 50% time-vested restricted stock units (RSUs) and 50% stock options, each of which will vest in one-fourth installments on each of the first four anniversaries of the grant date, as long as you are continuously employed by the Company through each anniversary date; and annual LTI awards thereafter, subject to the terms and conditions approved by the Compensation Committee for such annual grants. With respect to the initial LTI award, the number of RSUs is expected to be based on the higher of the 30-trading day average and the closing stock price

15821 Ventura Boulevard, Suite 145

Encino, California 91436

2023

on the grant date. The LTI program is reviewed annually and subject to change based on the annual approval by the Compensation Committee. All LTI awards will be subject to the terms and conditions of the Plan and the applicable award agreements thereunder.

5.
We are pleased to share that your benefit details, vacation, sick/personal days, and company holidays will be reviewed during your Onboarding process, as well as included in the Employee Handbook referenced in this offer letter. You will have the opportunity to review the plans in detail, along with having access to your benefit information via your employee online portal. Benefits and perks are subject to change during open enrollment, and as deemed appropriate by the Company, at any time.

6.
Because we are dealing with inventions and proprietary information, we must take care that our employees do not have any unusual incidents in their past which might adversely affect our brand’s reputation and our consumer’s trust in us. This offer is contingent upon the satisfactory completion of a criminal background check and professional reference checks. The Company reserves the right to withdraw this offer based upon the outcome of the background and/or professional reference checks.

7.
As an employee of the Company, you will have access to certain confidential information of the Company and you may, during your employment, develop certain information or inventions which will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s Confidential Information, Invention Assignment and Arbitration Agreement, as a condition of your employment. We wish to impress upon you that we do not want you, and we hereby direct you not to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business, or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter, agreement(s) beforementioned, if any, under the Plan (as defined below) and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

8.
While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without notice. No promises, assurances, or other conduct, whether written or oral, can modify this paragraph unless set forth in a written agreement signed by you and the CEO of Zevia. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

9.
You and the Company will enter into the Company’s standard severance agreement (the “Severance Agreement”), which provides for severance benefits in the event you are

15821 Ventura Boulevard, Suite 145

Encino, California 91436

2023

terminated by the Company without Cause (as defined in the Severance Agreement) or resigns for Good Reason (as defined in the Severance Agreement) (each a “Qualifying Termination”). Subject to execution of a release of claims in favor of the Company, upon a Qualifying Termination, you will be eligible to receive the following severance benefits: (i) 12 months of base salary payable in installments (or, if the Qualifying Termination occurs within 18 months following a change in control of the Company, a lump sum payment equal to the sum of your annual base salary and target annual bonus), (ii) partially subsidized COBRA premiums for the 12-month period following termination, and (iii) any earned but unpaid annual bonus for the year prior to the year of termination payable at the time bonuses are paid to other executives.

10.
Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our office and speak with our Director of Human Resources.

11.
This offer will remain open until Thursday, February 8, 2023, at 1700 hours PST. If you decide to accept our offer, and I hope you will, please sign this letter in the space indicated. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents. Should you have anything else that you wish to discuss, please do not hesitate to call me.

12.
As a Zevia employee, you are required to follow its rules and regulations. Therefore, you will be asked to acknowledge in writing that you have read the Zevia employee handbook, accessible through Zevia’s HR department and public network. In order to retain necessary flexibility in the administration of its policies and procedures, Zevia reserves the right to change or revise its policies, procedures, and benefits at any time.

13.
You and the Company agree to submit to mandatory and exclusive binding arbitration any controversy or claim arising out of, or relating to, this Agreement or any breach hereof or your employment relationship, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall take place in Los Angeles County, California, as set forth in the Confidential Information, Invention Assignment and Arbitration Agreement, or to be entered, into by and between you and the Company.

14.
This offer letter, the background check authorizations, the agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company. The provisions of this agreement regarding “at will” employment and arbitration may only be modified by a document signed by you and the CEO of the Company.

15821 Ventura Boulevard, Suite 145

Encino, California 91436

2023

We look forward to working with you at the Company. We are very excited about you joining our team, and we look forward to a beneficial and fruitful relationship. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement.

Very truly yours,

/s/ Amy Taylor

Amy Taylor

Chief Executive Officer

I have read and understood this offer letter and hereby acknowledge, accept, and agree to the terms set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

GIRISH SATYA

/s/ Girish Satya Date signed: ___________________

Enclosures:

Confidential and Arbitration Agreements

15821 Ventura Boulevard, Suite 145

Encino, California 91436

2023